Exhibit 99.1

Overland Storage Reports Second Quarter Fiscal 2013 Results

San Diego, CA – February 13, 2013 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2013 second quarter ended December 31, 2012. “During the second fiscal quarter, we experienced strong demand, compared to the preceding quarter, which was reflected in our unit sales across all product lines, including a 34 percent increase in SnapServer, a 30 percent increase in NEO Tape Libraries, and a 21 percent increase in SnapSAN,” said Eric Kelly, President and CEO of Overland Storage. “In addition, we achieved 42 percent sequential revenue growth in Europe. With the release of our new clustered NAS product, SnapScale X2™, last October, we have significantly expanded our total addressable market, and we continue to see a growing pipeline of new primary storage opportunities generated by our SnapSAN and SnapScale X2 clustered NAS solutions. In addition, we were pleased to announce today a $14.25 million financing comprised of convertible notes and equity. We plan to use this additional capital to fund further growth and capitalize on the substantial opportunities we see ahead.”

Second Quarter Fiscal 2013 Financial Results:

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Net revenue for the second quarter of fiscal 2013 was $12.6 million, up 8% sequentially from $11.7 million for the first quarter of fiscal 2013, and down 17% from $15.1 million in the second quarter of fiscal 2012.

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Product revenue for the second quarter of fiscal 2013 was $7.8 million, up 18% sequentially from $6.6 million for the first quarter of fiscal 2013, and down 14% from $9.1 million in the second quarter of fiscal 2012.

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Gross margins of 36.5% for the second quarter of fiscal 2013 were up 280 basis points sequentially from 33.7% in the first quarter of fiscal 2013, and up over 300 basis points from 33.2% in the second fiscal quarter of 2012.

•	Operating expenses for the second quarter of fiscal 2013 were $8.7 million, compared to $8.6 million in the first quarter of fiscal 2013 and $9.3 million for the second quarter of fiscal 2012.

•	Depreciation and amortization was $0.3 million in the second quarter of fiscal 2013 compared to $0.3 million in the first fiscal quarter of 2013 and $0.4 million in the second quarter of fiscal 2012.

•	Stock compensation expense was $1.3 million in the second quarter of fiscal 2013, compared to $1.3 million for the first quarter of fiscal 2013 and $1.4 million for the second quarter of fiscal 2012.

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Net loss for the second fiscal quarter of 2013 was $4.3 million, or a loss of $0.15 per share, compared to a net loss of $4.9 million, or a loss of $0.17 per share, in the first quarter of fiscal 2013 and a net loss of $4.3 million, or a loss of $0.18 per share, in the second quarter of fiscal 2012.

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Total cash and cash equivalents at December 31, 2012 was $3.2 million, compared to $10.5 million at June 30, 2012. At December 31, 2012, the Company had $3.5 million outstanding under its credit facility.

Product Developments:

•	Released new clustered NAS product SnapScale X2™ in October 2012, significantly expanding the company’s addressable market opportunity to include the $14 billion scale-out NAS market.

•	Released 10GbE for SnapScale X2 clustered NAS solutions.

•	First to market and first to ship LTO6 drives in NEO Series tape product portfolio.

•	Granted U.S patent covering clustered file system technology for large-scale computer file storage.

Patent Litigation:

Based on the United States International Trade Commission’s (ITC) evaluation of its ’581 mail slot patent, Overland filed a petition on November 8, 2012 arguing that claims 10,12 and 16 meet the new definition of “linear array” put forward by the Commission, and thus the ITC now should decide for the first time whether the BDT products include all the other elements of these claims. If the ITC remands the ’581 infringement issue on this basis, the Administrative Law Judge could find BDT’s products infringe claims 10, 12 and 16, which Overland believes would result in BDT no longer being allowed to ship products with mail slots into the United States.

Overland reported on October 26, 2012 that the ITC released a Notice of Commission Decision in the infringement action filed by Overland Storage against IBM, Dell and BDT. Overland has previously reported that its ITC and District Court actions against IBM and Dell have been resolved by settlement. The Notice of Commission Decision makes several key findings regarding Overland Storage’s U.S. Patent No. 6,328,766, which relates to partitioning media elements in automated media devices, and its U.S. Patent No. 6,353,581, which relates to the “mail slot” feature in automated media devices. Overland views this decision by the full Commission as beneficial to pursuing patent suits in civil court and another step in the process of proving that BDT and others in the data storage industry have been using Overland’s intellectual property without permission. The company’s infringement case against BDT and its affiliates continues and Overland plans to pursue monetary damages against BDT in District Court.

Investor Conference Call:

Overland will host an investor conference call today, Wednesday, February 13, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s second quarter fiscal 2013 financial results. To access the call dial (888) 846-5003 (+1 (480) 629-9856 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4595341#, beginning 8:00 p.m. ET on February 13, 2013 through 11:59 p.m. ET on February 20, 2013.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Overland SnapServer®, SnapSAN™, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit http://www.overlandstorage.com/.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

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Overland Storage, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net revenue	$12,599	$15,105	$24,310	$29,180
Cost of revenue	8,002	10,083	15,770	19,571

Gross profit	4,597	5,022	8,540	9,609

Operating expenses:
Sales and marketing	4,353	4,073	8,478	8,538
Research and development	1,591	2,151	3,188	4,634
General and administrative	2,765	3,048	5,649	6,129

Total expenses	8,709	9,272	17,315	19,301

Operating loss	(4,112)	(4,250)	(8,775)	(9,692)
Interest income	—	—	3	—
Interest expense	(46)	(26)	(88)	(35)
Other income (expense), net	(47)	(8)	(159)	207

Loss before income taxes	(4,205)	(4,284)	(9,019)	(9,520)
Provision for income taxes	68	8	117	127

Net loss	$(4,273)	$(4,292)	$(9,136)	$(9,647)

Net loss per share:
Basic and diluted	$(0.15)	$(0.18)	$(0.33)	$(0.42)

Shares used in computing net loss per share:
Basic and diluted	28,339	23,382	28,108	23,219

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,	Three Months Ended September 30,
	2012	2012
	(Unaudited)	(Unaudited)
Net revenue	$12,599	$11,711
Cost of revenue	8,002	7,768

Gross profit	4,597	3,943

Operating expenses:
Sales and marketing	4,353	4,125
Research and development	1,591	1,597
General and administrative	2,765	2,884

Total expenses	8,709	8,606

Operating loss	(4,112)	(4,663)
Interest income	—	3
Interest expense	(46)	(42)
Other income (expense), net	(47)	(112)

Loss before income taxes	(4,205)	(4,814)
Provision for income taxes	68	49

Net loss	$(4,273)	$(4,863)

Net loss per share:
Basic and diluted	$(0.15)	$(0.17)

Shares used in computing net loss per share:
Basic and diluted	28,339	27,876

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	December 31, 2012	June 30, 2012
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$3,163	$10,522
Accounts receivable, net	7,669	9,193
Inventories	10,375	10,658
Other current assets	2,886	3,779

Total current assets	24,093	34,152
Property and equipment, net	1,875	1,446
Other assets	2,342	2,662

Total assets	$28,310	$38,260

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$26,828	$26,759
Long-term debt	—	3,500
Other long-term liabilities	4,408	4,960
Shareholders’ equity (deficit)	(2,926)	3,041

Total liabilities and equity (deficit)	$28,310	$38,260